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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
       THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
             REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                        Commission File Number 333-64555
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                               AXIA Incorporated
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            (Exact name of registrant as specified in its charter)

                 801 Travis, Suite 1400, Houston, Texas 77002
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  10 3/4% Senior Subordinated Notes due 2008
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6             [X]
        Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date: 0 .
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     Pursuant to the requirements of the Securities Exchange Act of 1934, AXIA
Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 25, 2000                   By: /s/ Lyle J. Feye
                                            ------------------------------------
                                        Name: Lyle J. Feye
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                                        Title: Vice President
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